Exhibit 10.1

November 3, 2026

PERSONAL & CONFIDENTIAL

Emma N. Walmsley
Via email

Dear Emma,

On behalf of HP Inc. (“HP” or the “Company”), I am pleased to formally extend an offer to you to join HP as Chief Executive Officer, based in Palo Alto, California, reporting solely and directly to the Board of Directors of the Company (the “Board”).

Your confirmed start date is January 4, 2027, or such other date as may be mutually agreed between you and the Company (the “Start Date”), subject to obtaining all necessary work authorizations. You will be appointed to the Board effective as of the Start Date, and for so long as you continue to serve as Chief Executive Officer of the Company, you will be nominated for election to the Board at the next annual meeting of shareholders and at each subsequent annual meeting of shareholders at which directors are elected.

You are expected to relocate to the Palo Alto, California area and are eligible to receive relocation assistance in an amount up to $2,500,000 (less applicable deductions). Such amount will be provided as reimbursement or direct payment of eligible relocation expenses in accordance with HP policies (including temporary housing costs), incurred within the first twelve (12) months following the Start Date.

Your initial annual base salary will be $1,450,000 (less deductions and withholdings required by law) to be paid in accordance with the Company’s normal and customary payroll practices. Your annual base salary will be subject to annual review by the HR and Compensation Committee of the Board (the “HRC Committee”) and approval by the Board, and may be increased from time to time but not decreased.

In addition to your base salary, you will be eligible to participate in the Company’s Pay-for-Results Annual Bonus Plan (the “PfR Plan”). As Chief Executive Officer, you will be eligible for a target bonus opportunity equal to 200% of your base salary beginning in fiscal year 2027 subject to the PfR Plan’s terms and conditions, prorated for partial years of employment. The performance metrics, earning conditions, and payout are determined annually by the HRC Committee and the Board, in their sole good faith discretion, following consultation with you, and certification of payouts approved by the Board, in its sole good faith discretion. Your bonus, if any, will be prorated for the balance of the 2027 fiscal year. The Company will deduct from the bonus any applicable withholding taxes or other deductions it is required to make by law. Actual payments can range from 0% to 200% of target opportunity.

In addition, you will be eligible for a one-time signing bonus in the amount of $2,500,000, less applicable taxes and withholdings, pursuant to the terms of the Signing Bonus Agreement that is attached to this offer. You will be required to sign the Signing Bonus Agreement to receive the signing bonus.

For fiscal year 2027, you will receive an annual equity incentive award consisting of (1) 30% restricted stock units (“RSUs”) with a grant date value of $6,450,000, and (2) 70% performance-adjusted restricted stock units (“PARSUs”) with a target grant date value of $15,050,000 (“Annual Equity Awards”). One-third of the RSUs will vest on each anniversary of the Start Date over a period of three years, subject to your continued employment through each applicable vest date and the terms of the applicable award agreement and the Fifth Amended and Restated HP Inc. 2004 Stock Incentive Plan (the “Plan”), except as otherwise may be provided pursuant to the terms of the SPEO (as defined below), as modified herein. The PARSUs will vest based on the attainment level of the performance goals when performance is certified at the end of the three-year performance period, subject to continued employment through the end of the performance period, and the terms of the applicable award agreement and the Plan, except as otherwise may be provided pursuant to the terms of the SPEO, as modified herein. The number of PARSUs that vest will range from 0% to 200% of the target number, based on performance against performance goals expected to consist of annual earnings per share (“EPS”) targets established by the HRC Committee, as adjusted by HP’s three-year total shareholder return (“TSR”) result relative to that of the S&P 500.

In addition, as a material inducement to your commencing employment with the Company, you will also receive a one-time sign-on equity award consisting of (i) 50% RSUs with a grant date value of $15,000,000 (the “Sign-on RSUs”) and (ii) 50% PARSUs with a target grant date value of $15,000,000 (the “Sign-on PARSUs”) (together the “Inducement Awards”). The Sign-on RSUs will be subject to the same vesting terms and conditions as the corresponding fiscal year 2027 equity incentive awards granted to other senior executives of the Company, as set forth in the applicable award agreement and the terms of the Plan and the SPEO (as modified herein) (including, as set forth in the SPEO, pro-rata vesting on a Qualifying Termination (as herein defined) with performance-based awards subject to satisfaction of applicable performance conditions as of the end of the applicable performance period), which are incorporated herein. The performance goals of the Sign-on PARSUs will be determined by the HRC Committee in January 2027.

The Annual Equity Awards and the Inducement Awards will be granted no later than ten (10) days following the Start Date. The number of units subject to the Annual Equity Awards and Inducement Awards will be determined by dividing the applicable dollar value by the twenty (20) day average closing stock price immediately preceding the grant date. Each unit will be equal to one share of HP common stock. For the avoidance of doubt, the Annual Equity Awards and the Inducement Awards will not be prorated based on the Start Date, and vesting will commence on the Start Date.

In addition, the Company will reimburse you for up to $75,000 in reasonable legal fees and expenses you incur with respect to the review, preparation and negotiation of this offer letter, and will pay or reimburse up to $50,000 of the reasonable costs of transitioning your personal tax support services to a Company-designated provider, as required by the Company.

You will be eligible for paid time off in accordance with the Company’s policies and applicable law. The Company’s paid time off policy is subject to change at the Company’s discretion.

In addition, by accepting this offer, you confirm you are not bound by any restrictive covenant, non-competition agreement, non-solicitation agreement or other circumstance that would prevent you from accepting this position or limit your effectiveness from performing your role with the Company (as outlined herein).

Please understand that your employment with the Company is at-will, and as such, is for an indefinite term and may be ended, with or without cause or prior notice, at any time by either you or the Company. The at-will nature of your employment may be changed only through a written communication to you from the Company’s Chief Legal Officer and General Counsel.

You will be eligible to participate in HP’s Severance and Long-Term Incentive Change in Control Plan for Executive Officers (“SPEO”), as in effect from time to time, subject to the following: (i) for a period of two (2) years following the Start Date (or, with respect to the Inducement Awards, until the Inducement Awards have fully vested and settled (subject to satisfaction of applicable performance conditions as of the end of the applicable performance period in respect of the Sign-on PARSUs)), you will be eligible for severance payments and benefits on terms that are no less favorable than those provided under the SPEO as in effect on the Start Date, and (ii) if the Company materially breaches the terms of this offer letter within two (2) years following the Start Date (or, with respect to the Inducement Awards, prior to the date the Inducement Awards have fully vested and settled (subject to satisfaction of applicable performance conditions as of the end of the applicable performance period in respect of the Sign-on PARSUs)), your resignation of employment (following notice and cure in accordance with the “Good Reason” provisions of the SPEO) will be treated as a “Qualifying Termination” for purposes of the SPEO. To receive severance payments and benefits under the SPEO, you will be required to execute and not revoke a general release of claims substantially in the form set forth on Exhibit A hereto subject to any modifications required to account for changes in applicable law to ensure enforceability of the general release to the maximum extent.

When you join HP, you will be eligible to participate in the benefit programs that are generally afforded to U.S. HP employees, including medical, dental, vision, life, and disability coverage, subject to HP’s policies, and on terms and conditions no less favorable than those applicable to other senior executives. These and any other benefit programs are subject to modification from time to time in HP’s discretion. You will also be able to model the value of HP benefits and your share of the costs. In addition, you will be eligible to receive such other fringe benefits and perquisites that HP makes available to its executives, including those commensurate with your role as Chief Executive Officer, in accordance with the Company’s policies as in effect from time to time.

The Company makes no representation or guarantees regarding the tax treatment of any compensation, benefits or perquisites provided to you under this offer.

If you accept this offer as set forth above, you must also meet the following conditions to be eligible for employment with the Company:

Background Screen. This offer of employment is contingent upon successful completion of the Company’s background screen and pre-hire investigation process, which includes a criminal background check, verification of prior employment, verification of education, and other information required by Company policy or consistent with the Company’s normal processes and procedures. If at any time during your employment with the Company, your position involves work on a matter where a contract or customer requirement calls for an additional background screen (such as a drug screen), you will be separately notified of such requirements at that time. It is your decision whether to resign your present positions or take other actions in reliance on this offer until such time as you have successfully completed the background screen required for the offered position.

Legal U.S. Work Authorization. This offer is contingent upon your compliance with the Immigration Reform and Control Act of 1986 (the “Act”). In essence, the Act requires you to establish your identity and employment eligibility. If you accept this offer, you will be required to complete Section 1 of the Employment Eligibility Verification Form (I-9) and present the documents identified within three (3) business days of the date your employment begins for Section 2 to be completed. Additional information will be forthcoming.

Integrity at HP. If you accept this offer, you will be subject to the Company’s standards of business conduct, called Integrity at HP, and other relevant policies. All employees must adhere to Integrity at HP and related policies, including subsequent changes. Integrity at HP will require you to honor any agreements you have with your previous employers, including obligations regarding the disclosure or use of proprietary information (as applicable).

Offer of Employment Acceptance

Please provide your acceptance no later than 11:59 p.m. (Pacific time) on November 3, 2026 or this offer of employment will be considered null and void.

This offer letter will be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflicts of law except to the extent governed under the Federal Arbitration Act. The Agreement to Arbitrate Claims, attached as Exhibit D, will apply to this offer.

In accepting the Company’s conditional offer of employment, I have read, understand and agree to the terms and conditions of this offer letter and all exhibits, specifically the Agreement Regarding Confidential Information and Proprietary Developments, attached as Exhibit B, Rules Regarding Obligations Related to Previous Employers & Other Third Parties, attached as Exhibit C, and the Agreement to Arbitrate Claims, attached as Exhibit D.

I further agree to use an electronic signature or electronic acceptance to accept the offer as described above, and that my electronic signature on or electronic acceptance of this offer will have the same binding effect as a handwritten signature and acceptance.

Signature: /s/ Emma N. Walmsley

Date: November 3, 2026

On behalf of HP Inc. concerning the above offer letter and all related documents

/s/ Charles V. Bergh
Charles V. Bergh
HP Board of Directors, Chair

Exhibit 10.1
Exhibit A

SEPARATION AGREEMENT AND RELEASE

1.          Context of Agreement. I agree that my employment with HP Inc.  or one of its subsidiaries or affiliates (including their predecessors, successors and assigns) (collectively, “HP” or the “Company”) ended on [DATE]. I understand that I will receive the payments and benefits (“Severance”) set forth in the attached Benefits Summary Upon Separation (“Summary”) in connection with my termination of employment from the Company only if I sign and do not revoke this Separation Agreement and Release (“Agreement”). I agree that the terms of the Summary are incorporated by reference in this Agreement, which is intended to supersede and extinguish any other obligation that HP may have to pay me severance or other benefits upon termination, including but not limited to any agreements or understandings, whether oral or written, made at any time prior to the date I sign this Agreement.

2.          Release of All Claims. In exchange for HP’s payment of the Severance and other benefits as indicated on the Summary, to which I am not otherwise entitled, I release and forever discharge HP, its direct and indirect subsidiaries and affiliates  (including each of their predecessors, successors and assigns)  and, each of  their past, present and future  officers, directors, agents and employees, whether or not acting in their official capacity, from all liability, claims, damages and causes of action of every kind in connection with matters, facts, acts, omissions, or events through the date I sign this Agreement.  This release extends, without limitation, to all “wrongful discharge” and other employment claims, claims relating to any contract of employment, express or implied, any covenant of good faith and fair dealing, express or implied, any tort of any nature, or any federal, state, or local statute or ordinance, any claim for employment discrimination, harassment, reasonable accommodation, or retaliation arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act (“ERISA”), the National Labor Relations Act (“NLRA”), the California Fair Pay Act, the California Equal Pay Act, the California Fair Employment and Housing Act, the California Family Rights Act, any amendments to the foregoing, or any other federal, state, or local law, regulation or ordinance relating to employment, employment discrimination or whistleblowing, and any claims for attorney’s fees and costs. This release does not apply to any claims arising after I sign this Agreement, claims under the Company’s expense reimbursement policies, vested claims for benefits under the Company’s ERISA-covered employee benefit plans as applicable on the date I sign this Agreement, claims with respect to Company equity awards or as a shareholder, claims for indemnification or coverage under the Company’s D&O insurance policies or any claims that cannot be released by private agreement.  This release is not given in return for the payment of wages undisputedly due or owing.

3.          Complete Resolution. I agree with the Company that this Agreement resolves all disputes or potential disputes. I agree to inform the Company if I have transferred rights to any third parties, have any pending judicial or administrative complaints against the Company, feel I am owed any compensation or benefits, have any unreported workplace injuries, or been denied leave to which I am entitled.  I further agree to report any ethical or compliance issues or violations that I have not previously reported.  I intend this release to apply as a full and final settlement of all claims encompassed by the release of all claims, whether known or unknown, suspected or unsuspected, and accordingly I waive any rights I might otherwise have under Section 1542 of the Civil Code of California, and similar laws that require agreement to specific language to make this waiver of known and unknown claims.  Specifically, the language of the California statute that is part of the agreement that I am making to release unknown claims is:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

4.         No Future Lawsuits. I promise never to file a lawsuit, arbitration demand, action or otherwise assert any claims that are released in Paragraph 2 of this Agreement (other than a claim filed solely for the purpose of challenging the validity of the waiver of claims under the ADEA). If I break the promises in this Paragraph, I shall repay to HP the Severance on a pre-tax basis, and will pay for all costs incurred by HP, including reasonable attorney’s fees, in defending against such claim.  Nothing in this Agreement shall be construed to prohibit me from filing a charge or complaint, including a challenge to the validity of this Agreement, with the EEOC, NLRB, or any other comparable federal, state or local agency charged with the investigation and enforcement of any employment laws or participating in any investigation or proceeding conducted by the EEOC, NLRB or other comparable federal, state or local agency, although by signing this Agreement, I agree and understand that I am waiving my right to individual relief based on claims asserted in such a charge or complaint.

5.        Return of Property; Confidential Information; Goodwill. I agree to return to HP all company-owned property, including, but not limited to, files (electronic or otherwise), books, records, reports, contracts, company-owned computers and programs, cell phones, electronic readers or tablets, peripherals, PDAs, telephones, security badges, supplies and equipment, company credit cards, customer lists, trade secret information,  and all confidential and proprietary information, whether stored digitally or in physical form, on or before my last day of employment, as well as property or confidential information that HP receives from others and which is acquired or produced by me in connection with my employment by HP. Notwithstanding the foregoing, I may retain  my calendar and personal contacts and any compensation-related information so long as I do not use such information to breach my covenants under any applicable agreement with HP.  I understand and agree that the contract(s) that I have entered with HP regarding arbitration, confidential and proprietary information, unfair competition, inventions, developments, and other intellectual property will remain in effect, including without limitation any employment agreement containing provisions that by their terms remain in effect following my separation from employment and the most current Agreement Regarding Confidential Information and Proprietary Developments (the “ARCIPD”) or similar agreement regarding confidential information and intellectual property binding upon me immediately prior to the termination of my employment.  I acknowledge that such contract(s) as well as applicable law prohibit unauthorized use or disclosure of HP’s confidential business and technical information and know-how not generally known to the public, information that HP receives from others under an obligation of confidentiality (together, “Confidential Information”) and HP’s trade secrets.  I confirm my willingness to abide by any applicable post-employment restrictions including restrictions on unauthorized use or disclosure of Confidential Information and trade secrets.  I agree to use all reasonable precautions to assure Confidential Information and trade secrets are not disclosed to unauthorized persons, including, without limitation, through the media, blogs, social networking sites or other online forums, or otherwise used in an unauthorized manner. I recognize and agree that, to the extent my position with HP has involved contact with customers, suppliers, or employees of HP, I have been paid to develop goodwill for HP’s benefit with these persons and businesses, not for purposes of personal gain independent of HP’s interests.  I further agree I will not share any organizational information, staffing information, or information on performance and/or compensation of other employees I learned in connection with my employment by HP.

6.         Enforcement as Settlement; Notice. I make these agreements to fully settle and resolve any disputes between the parties regarding specific restrictions on my future conduct that will be reasonable, necessary, and enforceable to protect HP’s Confidential Information and other legitimate business interests, in exchange for the Severance and other good and valuable consideration provided to me through this Agreement. This Agreement benefits both me and HP because, among other things, it provides finality and predictability for both me and HP regarding enforceable boundaries on my future conduct. Accordingly, I agree that this Agreement and the restrictions in it should be enforced under common law rules favoring the enforcement of settlement agreements.

7.         Relief; Repayment. I understand that if I violate this Agreement, HP will be entitled to (a) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction, (b) recovery of the attorney’s fees and costs incurred by HP in obtaining such relief where allowed by law, and (c) any other legal and equitable relief to which HP may be entitled. Injunctive relief will not exclude other remedies that might apply. I acknowledge that I am subject to the HP Inc. Mandatory Covered Compensation Recovery Policy and the HP Inc. Applicable Compensation Clawback Policy, in each case, as in effect from time to time.

8.          No Disparagement; Cooperation. I will not at any time disparage HP or its products, services or business practices or make any unfair or misleading statement regarding same. The Company will instruct its directors and officers to not disparage me or make any false or misleading statements about me and the Company will not make any official statement about me that is false or misleading. I agree to cooperate with and assist HP and its legal counsel in connection with any current or future litigation, investigation or other legal matters involving HP about which I have knowledge or information including by making myself available at mutually convenient times and reasonable locations.  I understand HP will reimburse me for reasonable expenses incurred as a result of, and directly related to, my cooperation.  In the event I am made aware of any issue or matter related to HP, asked by a third party to provide information regarding HP, or called other than by HP as a witness to testify in any matter related to HP, to the extent legally permitted, I agree to notify HP as soon as practicable in order to give HP a reasonable opportunity to respond and/or participate in such proceeding or matter.  Nothing in this Agreement shall be construed to prevent me or the Company from providing truthful testimony if mandated by subpoena or court order to do so,  from cooperating fully with any request from or investigation by a government agency or from testifying truthfully pursuant to any legal process between the Company and any of its affiliates and me. Nothing in this Agreement, including this section addressing nondisparagement obligations and my confidentiality obligations hereunder, is intended to or shall limit, prevent, impede or interfere in any way with my right, without prior notice to the Company, to provide information to the government (including reporting in good faith an offense to a law enforcement agency), participate in investigations, testify in proceedings regarding the Company’s past or future conduct,  engage in any activities protected under whistleblower statutes. Nothing herein prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful. Nothing herein shall prevent me or the Company from making truthful statements to rebut any false statements made by the other party (including if made by executives or Board members of the Company).

9.          Entire Agreement; Waiver and Amendment. This Agreement sets forth the agreement between HP and me concerning the termination of my employment, and supersedes any other written or oral promises concerning the subject matter of this Agreement, except nothing herein shall be construed to supersede or limit any Arbitration Agreement or ARCIPD I have previously entered and all such agreements will remain in effect. I have not relied on any representations or statements not set forth in this Agreement with regard to the subject matter, basis or effect of this Agreement. No waiver or amendment of this Agreement will be effective unless it is in writing, refers to this Agreement, and is signed by the Chief Legal Officer and General Counsel of HP.

10.      Time for Acceptance and Revocation. I understand and agree that I must sign and return this Agreement and the Agreement to Arbitrate Claims no earlier than my last day of employment, and no later than either my last day of employment or 45 days after receiving the Agreement, whichever occurs later.  I understand I have 7 days following my signing of this Agreement to revoke it (“Revocation Period”).  This Agreement shall not become effective or enforceable until the Revocation Period has expired and the “Effective Date” shall be the day after the Revocation Period expires, provided I have not revoked.  I understand that I should return a signed copy of the Agreement and any revocation to HP’s Chief Legal Officer and General Counsel via email at wfr.support@hp.com.  I understand that the Company is advising me by this Agreement to consult with an attorney prior to signing this Agreement.  I agree with the Company that changes to this Agreement, whether or not material, will not start a new consideration period.

11.        Taxes and No Pending Claims. I understand that any taxes that become due as a result of any payment or transaction contemplated by this Agreement including the attached Summary are my sole responsibility, and I further agree to hold HP harmless on account thereof.  In addition, I agree that taxes that are due but unpaid may be set off against any sums due under this Agreement to the maximum extent allowed by law. Certain tax laws and state law matters are affected by the nature of claims I am releasing, and the Company and I reach this Agreement with the understanding that I have not raised a claim, including but not limited to unlawful discrimination, harassment, abuse, assault or other criminal conduct; or retaliation in a court or government agency proceeding, in an alternative dispute resolution forum, or through the Company’s internal complaint process, involving the Company or any Company employees, representatives or agents.  If that is not correct, I agree to inform the Company.

12.       Confidential Nature of this Agreement. The Company and I agree not to reveal any information regarding the Summary or the other financial terms of this Agreement to anyone except (a) to my immediate family and my attorneys and accountants and the Company’s attorneys and accountants, all of whom must agree to keep such information confidential, (b) to the extent required in any report under the Securities Exchange Act of 1934, as amended, or rules and regulations thereunder, or (c) to the extent otherwise required by law.  Notwithstanding the foregoing, I may disclose the substance of this Agreement (but not the value of the payments and benefits described in the Summary) to any future employer or prospective employer.

13.        Agreement to Arbitrate Claims. I and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, my employment or the termination of such employment (including, but not limited to, any statutory claims) (collectively, “Claims”, each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration in Palo Alto, California (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment

Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both I and the Company waive the right to have any Claim resolved through a trial by jury or judge or an administrative proceeding. I will have the right to be represented by legal counsel at any arbitration proceeding, at my own expense. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event I intend to bring multiple claims, including one of the Excluded Claims, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration fees. Nothing in this Agreement shall prevent me or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. Unless the parties agree otherwise in writing, after submission of a written claim for arbitration as set forth above, the parties will mediate their claims or disputes through JAMS and the Company will pay the administrative fees and costs of mediation. If the dispute is not resolved by mediation and is covered under this Agreement, the Company and I shall pursue the covered dispute exclusively in binding arbitration.

14.        Class and Collective Action Waivers. The Company and I agree that any and all disputes will be arbitrated on an individual basis only, and that they will not bring or initiate any class action, collective action, or private attorney general representative (“PAGA representative”) action in any court or arbitral forum. Accordingly, the Company and I agree as follows:

(a)        There will be no right or authority for any dispute to be brought, heard, or arbitrated as a class action and the Arbitrator will have no authority to hear or preside over any such claim (“Class Action Waiver”). The Class Action Waiver will be severable from this Agreement if there is a final judicial determination that the Class Action Waiver is invalid, unenforceable, unconscionable, void or voidable. In such instances, the class action must be litigated in a civil court of competent jurisdiction, not in arbitration.

(b)       There will be no right or authority for any dispute to be brought, heard, or arbitrated as a class, collective, or PAGA representation action and the Arbitrator will have no authority to hear or preside over any such claims (“Collective Action Waiver”). The Collective Action Waiver will be severable from this Agreement if there is a final judicial determination that the Collective Action Waiver is invalid, unenforceable, unconscionable, void or voidable. In such instances, the collective action must be litigated in a civil court of competent jurisdiction, not in arbitration.

(c)         Additionally, claims may not be joined or consolidated in arbitration with disputes brought by other individual(s), unless agreed to in writing by all parties.

(d)       Any and all disputes about whether this class, collective and representative action waiver is invalid, unenforceable, unconscionable, void, or voidable shall be resolved by a federal or state court located in the State of California.

If a court of competent jurisdiction finds that the class, collective, and PAGA representative action waiver is unenforceable in any respect, the Company and I agree as follows:

(i)         Any dispute that is the subject of a filed class, collective, and/or PAGA representative action must be litigated in the court in which the class, collective, and/or PAGA representative action is pending, unless the party seeking to arbitrate a claim on an individual basis proves that he or she has opted out of the class, collective, or PAGA representative action and relinquishes all right to participate in any remedy that results from the class, collective, or PAGA representative action.

(ii)        If there is no opportunity to opt out of the class, collective, or PAGA representative action, the Company and I agree that no arbitrator shall have authority to hear any claim or award any relief on a claim that is the subject of the mandatory class and/or collective action.

(iii)      If there is a dispute between the Company and me as to whether a claim asserted in arbitration is the subject of a class, collective, and/or PAGA representative action, the parties agree that dispute must be decided by a state or federal court located in the State of California and further agree that no arbitrator has authority to decide whether the dispute is the subject of a class and/or collective action.

(iv)       Although I will not be retaliated against, disciplined, or threatened with discipline as a result of my exercising my rights under Section 7 of the National Labor Relations Act by the filing of or participation in a class, collective, or representative action in any forum, the Company may lawfully seek enforcement of this Agreement and the Collective Action Waiver under the FAA and seek dismissal of such class, collective, and PAGA representative action.

(v)        In the event that any portion of this Agreement is deemed unenforceable or void, this Class Action Waiver, Collective Action Waiver and PAGA Representative Action Waiver shall be severable from this Agreement and shall survive the Agreement to effectuate the parties’ intent that all disputes between them, except those identified as Excluded Claims, are filed and resolved through individual action.

15.       Severability; Authority for Revision; Assignment.  If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein will remain in full force and effect as if the provision so determined had not been contained herein.  If the restrictions provided in this Agreement are deemed unenforceable as written, the parties expressly authorize the court to revise, delete, or add to such restrictions to the extent necessary to enforce the intent of the parties and to provide HP’s goodwill, Confidential Information, and other business interests with effective protection.  The title and paragraph headings in this Agreement are provided for convenience of reference only, and shall not be considered in determining its meaning, intent or applicability.  I agree that this Agreement may be assigned by HP to a subsequent employer, successor, or assign without the need for further authorization or agreement from me.

16.        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

17.        Governing Law.  The laws of the state of California shall govern this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto without regard to any conflicts of laws principles to the contrary.

18.        Forum and Venue. Subject to the limitations of any mandatory arbitration obligation I may be subject to, the exclusive venue for any legal action arising from this Agreement will be a federal or state court of competent jurisdiction located in the state of California.   I hereby stipulate and consent to the personal jurisdiction of such courts, and expressly waive any right to object to any such court’s exercise of jurisdiction over me on grounds of convenience or otherwise.

19.       Protected Rights.  I understand and agree that nothing in this Agreement, including the  release of all claims, return of property, confidential information, relief and repayment, non-disparagement, cooperation, and confidential nature of agreement provisions (a) limits or affects my right to challenge the validity of this Agreement under the ADEA or the OWBPA, (b) prevents me from communicating with, filing a charge or complaint with, providing documents to, or from cooperating with or participating in an investigation or proceeding conducted by a government agency including without limitation the Equal Employment Opportunity Commission, U.S. Department of Labor, National Labor Relations Board, the Securities and Exchange Commission, Occupational Safety and Health Administration, Office of Federal Contract Compliance Programs, or law enforcement agencies or any other such agency charged with the enforcement of any laws without prior notice to the Company, (c) waives my  right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when I have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, or (d) limits me from exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Agreement I am waiving rights to individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by me or on my behalf by any third party, except for any right I may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency, or otherwise where prohibited. This Agreement does not, and shall not be construed as an attempt to, waive or release any claim or right that cannot lawfully be waived or released by private agreement between me and HP.

20.       Non-Solicitation; Confidential Information.  I acknowledge that, in the course of my employment with the Company, I have had access to the Company’s trade secrets and Confidential Information, including non-public information regarding the Company’s employees and other service providers (such as their skills, compensation, performance, and contact information) and customers, vendors, suppliers, and other business partners.  I agree that, at all times following termination of my employment, I will not use or disclose the Company’s trade secrets, as defined under the California Uniform Trade Secrets Act (Cal. Civ. Code § 3426 et seq.) or any other applicable law, to identify, solicit, or induce any employee or other service provider of the Company to leave the Company’s employ or service, or to identify, solicit, or induce any customer, vendor, supplier, or other business partner of the Company with whom I had material contact during my last twelve (12) months of employment to transfer business away from the Company.  This provision does not, and is not intended to, restrict or restrain my ability to engage in my lawful profession, trade, or business of any kind following termination of my employment, including by accepting employment with, or otherwise providing services to, any competitor of the Company, and does not prohibit any employee, service provider, customer, vendor, supplier, or other business partner of the Company from independently choosing to leave the Company’s employ or transfer business away from the Company, respectively. This provision shall not prohibit me from soliciting employees through general advertisements or recruiting firms if such solicitations are not focused on Company employees or service providers. Nothing in this provision limits any right the Company may separately have to seek injunctive or other relief for actual or threatened misappropriation of trade secrets under applicable law.  This provision will be interpreted, to the maximum extent permitted by law, consistently with California Business and Professions Code Section 16600.

I have read this Agreement and understand its legal and binding effect.  I am acting knowingly, voluntarily, deliberately, and of my own free will in signing this Agreement.  The Company has provided me with all information needed to make an informed decision to sign this Agreement, notice of and an opportunity to retain an attorney, and an opportunity to ask questions about this Agreement.

Signature:

Date:

On behalf of HP Inc.

[NAME], [TITLE]

Date:

Exhibit B

HP Agreement Regarding Confidential Information and Proprietary Developments

1.        Consideration and Relationship to Employment. In return for the agreement by HP Inc. or one of its subsidiaries, successors, assigns, or affiliates (including each of their successors and assigns) (referred to collectively as, “HP” or the “Company”) to provide me with one or more of the following: (i) certain confidential and proprietary information, training, and/or customer contacts to assist me in my employment duties, and/or (ii) my eligibility for a grant of performance-based equity, stock options, restricted stock units and/or other equity (“Awards”) under the Fifth Amended and Restated HP Inc. 2004 Stock Incentive Plan (the “Plan”); I knowingly agree to restrictions provided for below that will apply during and after my employment by HP. I understand, however, that nothing relating to this Agreement will be interpreted as a contract or commitment whereby HP is deemed to promise continuing employment for a specified duration. My acceptance of this Agreement may be indicated either by a manual signature or by my completion of a computer-based process that duly confirms my agreement to such terms.

2.         Confidential Information. This Agreement concerns confidential business and technical information, not generally known to the public which is acquired or produced by me in connection with my employment by HP (hereinafter “Confidential Information”) as well as trade secrets acquired or produced by me in connection with my employment by HP. Confidential Information may include, without limitation, information on HP organizations, staffing, finance, structure, information of employee performance, compensation of others that is entrusted to me in confidence as a supervisor or manager or in the course and scope of my employment duties in a confidential role (such as human resources, payroll, or benefits administration duties), research and development, manufacturing and marketing, files, keys, certificates, passwords and other computer information, as well as information that HP receives from others under an obligation of confidentiality. I agree to abide by the HP Confidential Information Policy and specifically agree that with regard to HP Confidential Information and trade secrets:

(a)         to use such information only in the performance of HP duties;

(b)        to hold such information in confidence and trust; and

(c)        to use all reasonable precautions to assure that such information is not disclosed to unauthorized persons or used in an unauthorized manner, both during and after my employment with HP.

The nondisclosure provisions of this Agreement are intended to maintain the confidentiality of the Company’s trade secrets and to prevent the use of Company Confidential Information and property to assist a competitor. Nothing in this Agreement shall be construed to prohibit or interfere with any use or disclosure of information that is protected by law, to prohibit a disclosure compelled by law, to prohibit lawful testimony, to interfere with law enforcement by a duly authorized law enforcement agency, or to prohibit the reporting of an illegal act to any duly authorized law enforcement agency or to require the prior approval of HP before making such a report. Nothing in this Agreement, including this section addressing confidentiality obligations, is intended to or shall limit, prevent, impede or interfere in any way with my right, without prior notice to the Company, to provide information to the government (including reporting in good faith an offense to a law enforcement agency), participate in investigations, testify in proceedings regarding the Company’s past or future conduct, or engage in any activities protected under whistleblower statutes or from testifying truthfully and providing information pursuant to any legal process between the Company or any of its affiliates and me. In California this means nothing in the Agreement shall be construed to prohibit me from disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful. In Colorado this means nothing in this Agreement or Company policy limits or prevents me from disclosing information about workplace health and safety practices or hazards.  In Oregon this means nothing in this Agreement prohibits me from disclosing or discussing conduct (a) that constitutes discrimination prohibited by ORS 659A.030 (Discrimination because of race, color, religion, sex, sexual orientation, gender identity, national origin, marital status, age or expunged juvenile record prohibited),  including conduct that constitutes sexual assault, or by ORS 659A.082 (Discrimination against person for service in uniformed service prohibited) or 659A.112 (Employment discrimination), and (b) that occurred between employees or between an employer and an employee in the workplace or at a work-related event that is off the employment premises and coordinated by or through the employer, or between an employer and an employee off the employment premises. In Washington this means nothing in the Agreement prohibits disclosure or discussion of conduct I reasonably believe to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy, or the disclosure of  the existence of a settlement involving any such event or conduct. I acknowledge notice that under the 2016 Defend Trade Secrets Act (DTSA) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that is (i) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law, or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. And, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. I may also disclose my compensation and applicable covenants to any potential subsequent employer or business partner.

3.          Proprietary Developments. This Agreement also concerns inventions and discoveries (whether or not patentable), designs, works of authorship, mask works, improvements, data, processes, computer programs and software that are conceived or made by me alone or with others while I am employed by HP and that relate to the research and development or the business of HP, or that result from work performed by me for HP, or that are developed, in whole or in part, using HP’s equipment, supplies, facilities or trade secret information (hereinafter called “Proprietary Developments”). Such Proprietary Developments are the sole property of HP, and I hereby assign and transfer all rights in such Proprietary Developments to HP. I also agree that any works of authorship that are Proprietary Developments created by me shall be deemed to be “works made for hire.” I further agree for all such Proprietary Developments:

(a)         to disclose them promptly to HP;

(b)        to sign any assignment document to formally perfect and confirm my assignment of title to HP;

(c)        to assign any right of recovery for past damages to HP; and

(d)        to execute any other documents deemed necessary by HP to obtain, record and perfect patent, copyright, mask works and/or trade secret protection in all countries, in HP’s name and at HP’s expense.

I understand that HP may assign and/or delegate these rights. I agree that, if requested, my disclosure, assignment, execution and cooperation duties will be provided to the entity designated by HP.

In compliance with prevailing provisions of relevant state statutes,* this Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) to the business of the employer or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

4.        Respect for Rights of Former Employers. I agree to honor any valid disclosure or use restrictions on information or intellectual property known to me and received from any former employers or any other parties prior to my employment by HP. I agree that without prior written consent of such former employers or other parties, I will not knowingly use any such information in connection with my HP work or work product, and I will not bring onto the premises of HP any such information in whatever tangible or readable form.

5.         Work Product. The product of all work performed by me during and within the scope of my HP employment including, without limitation, any files, presentations, reports, documents, drawings, computer programs, devices and models, will be the sole property of HP. I understand that HP has the sole right to use, sell, license, publish or otherwise disseminate or transfer rights in such work product.

6.          HP Property. I will not remove any HP property from HP premises without HP’s permission, other than in the proper performance of my duties. Upon the end of my employment with HP, I will return all HP property to HP unless HP’s written permission to keep it is obtained. I understand that accessing HP computer systems to compete or prepare to compete with HP is unauthorized access and may expose me to civil or criminal penalties. Notwithstanding the foregoing, I may retain my calendar and personal contacts and any compensation-related information so long as I do not use such information to breach my covenants under any applicable agreement with HP.

7.        Enforcement. I make these agreements to avoid any future dispute between myself and HP regarding specific restrictions on my post-employment conduct that will be reasonable, necessary and enforceable to protect HP’s Confidential Information, trade secrets, and Proprietary Developments and other legitimate business interests. This Agreement benefits both me and HP because, among other things, it provides finality and predictability for both me and the Company regarding enforceable boundaries on my future conduct. This Agreement will survive the end of my employment with HP and shall, likewise, continue to apply and be valid notwithstanding any change in my duties, responsibilities, position, or title.

8.         Relief; Extension. I understand that if I violate this Agreement, HP will suffer irreparable harm and will be entitled to (i) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction, (ii) where permitted by law, recovery of attorneys’ fees and costs incurred by HP in obtaining such relief and (iii) any other legal and equitable relief to which HP may be entitled. Injunctive relief will not exclude other remedies that might apply. For purposes of any award of fees or costs, HP shall be considered the prevailing party if it is awarded any part of the relief requested by it, either through partial enforcement, reformation of this Agreement, or otherwise. I acknowledge that I am subject to the HP Inc. Mandatory Covered Compensation Recovery Policy and the HP Inc. Applicable Compensation Clawback Policy, in each case, as in effect from time to time.

9.         Severability; Authority for Revision; Assignment. Except where otherwise expressly provided, the provisions of this Agreement are severable and will be separately construed. If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein will remain in full force and effect as if the provision so determined had not been contained herein. If the restrictions provided in this Agreement are deemed unenforceable as written, the parties expressly authorize the court to revise, delete, or add to such restrictions to the extent necessary to enforce the intent of the parties and to provide HP’s goodwill, Confidential Information, trade secrets, Proprietary Developments and other business interests with effective protection. If this Agreement or material restrictions provided for in this Agreement are deemed unenforceable and cannot be reformed to be enforced, then any previously existing Agreement Regarding Confidential Information and Proprietary Developments (ARCIPD) or comparable agreement containing the same or substantially similar restrictions applicable to me shall apply and shall not be deemed to have been superseded or replaced by this Agreement notwithstanding any provisions in this Agreement to the contrary. The title and paragraph headings in this Agreement are provided for convenience of reference only, and shall not be considered in determining its meaning, intent or applicability. This Agreement will automatically inure to the benefit of, and will be enforceable by, any parent, subsidiary, affiliate, successor or assign of HP that I become employed with or have material involvement with, to protect such entity’s legitimate business interests. I agree that this Agreement may be assigned by HP to a subsequent employer, successor, or assign without the need for further authorization or agreement from me.

10.        Governing Law. The laws of the state of California shall govern this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto without regard to any conflicts of laws principles to the contrary. The parties stipulate that this Agreement involves contractual rights with a value in excess of $100,000; that Delaware Code Title 6. Commerce and Trade § 2708 applies to this Agreement; and, that this Agreement is intimately related to and a part of the governance of the Company’s internal affairs and my participation in same (through, among other things, the Awards I am made eligible to receive and/or maintain vesting rights in as a consequence of this Agreement).

11.        Forum and Venue. Subject to the limitations of any mandatory arbitration obligation I may be subject to, the exclusive venue for any legal action arising from this Agreement that can be pursued in a court of law will be pursued in a federal or state court of competent jurisdiction located in the state of California. As to any claim that can be pursued in a court of law in accordance with any arbitration agreement I may have with HP, I hereby stipulate and consent to the personal jurisdiction of the courts of proper subject matter jurisdiction located in California , and expressly waive any right to object to any such court’s exercise of personal jurisdiction over me on grounds of convenience or otherwise. I agree that California  has the most material interest of any state in the enforcement of this Agreement. If I primarily reside and work for HP in California, upon my timely request the foregoing shall not require me to adjudicate a claim arising in California outside of California or deprive me of the substantive protection of California law with respect to a controversy arising in California.

12.        Acceptance by HP. A counterpart of this Agreement has been manually executed on behalf of HP by a duly authorized officer of HP Inc. to indicate HP’s acceptance of the terms hereof and HP’s covenant to perform its obligations hereunder (including, without limitation, HP’s agreement that I will be provided certain confidential and proprietary information, training, and/ or customer contacts to assist me in my duties). Such acceptance on behalf of HP is conditioned upon my reciprocal agreement to such terms. I acknowledge the sufficiency of HP’s acceptance of the terms hereof to establish the mutual rights and responsibilities defined herein.

I have been notified that I have the right to consult legal counsel prior to signing this Agreement.

I agree that I have been given ample time to consider this Agreement (no less than 3 business days or such other period as may be required by law).

*Including: California Labor Code Section 2870; Delaware Code Title 19 Section 805; Illinois 765ILCS1060/1-3, “Employees Patent Act”; Kansas Statutes Section 44-130; Minnesota Statutes 13A Section 181.78; New Jersey Statutes Title 34. Labor and Workmen’s Compensation 34 § 1B-265; NY Labor Law § 203-f; North Carolina General Statutes Article 10A, Chapter 66, Commerce and Business, Section 66-57.1; Utah Code Sections 34-39-1 through 34-39-3, “Employment Inventions Act”; Washington Rev. Code, Title 49 RCW: Labor Regulations, Chapter 49.44.140.  I acknowledge notice that all the foregoing laws limit invention assignment through an employment agreement as described in the last paragraph of Section 3 in substantially the same manner except that in Kansas, Minnesota, and Washington the statutes make assignable an invention that relates “directly” to the business of the employer.

Signature: /s/ Emma N. Walmsley

Date: November 3, 2026

On behalf of HP Inc.

/s/ Charles V. Bergh
Charles V. Bergh
HP Board of Directors, Chair

Exhibit C

RULES REGARDING OBLIGATIONS RELATED TO PREVIOUS EMPLOYERS & OTHER THIRD PARTIES

In addition to the terms and conditions outlined in your offer of employment from HP Inc. or any of its affiliates or subsidiaries (collectively “HP” or “the Company”), the Company expects you to adhere to the following rules to ensure you do not breach any duty to your previous employer or any other third party.

1.         It is important that you return to your previous employer all company property and business information in your possession and/ or control that belongs to it, including all business technical and customer account information, address lists, notebooks, training materials, company manuals, keys, credit cards, etc. If you have been using any company equipment (including a laptop or other computer, personal digital assistant and cell phone) you should not copy, download or remove any business information from it, and you should return it upon leaving your employment. In addition, if you have any other of your previous employer’s business information stored on any equipment or in hard copy at a location other than your previous employer’s offices or business location, you should immediately arrange for the information to be destroyed or returned to your previous employer.

2.       In performing your work for the Company, you must not use or disclose any trade secrets, confidential business or technical information, or know-how not generally known to the public (“confidential information”) that you learned in the course of your employment with any previous employer or third party.

3.       You should not contact or solicit, directly or indirectly, any employee of your previous employer for the purpose of having the employee become employed by the Company if there is any reason that doing so would violate your previous employer’s rights under applicable law, for example, if you are bound by a non-solicitation agreement with your previous employer, or if in recruiting the employee you would make use of confidential information about the employee, such as his or her assignments, ranking, rating, compensation or incentives.

4.        Do not make any disparaging or derogatory statements about your previous employer in the scope of your employment with the Company.

Signature: /s/ Emma N. Walmsley

Date: November 3, 2026

Exhibit D

AGREEMENT TO ARBITRATE CLAIMS

This Agreement to Arbitrate Claims (“Agreement”) is between me (hereafter “Employee”) and HP Inc. or the subsidiary or affiliate by which Employee is employed (hereafter the “Company” or “HP”). Any reference to the Company will be a reference also to all direct and indirect parent, subsidiary, partners, divisions, and affiliated entities, and all successors and assigns of any of them.

The Federal Arbitration Act (“FAA”) (9 U.S.C. § 1 et seq.) governs this Agreement, which evidences a transaction involving commerce. The mutual obligations by the Company and by Employee to arbitrate differences provide mutual consideration for this Agreement. All disputes or claims as defined below between Employee and the Company will be submitted under the following conditions to binding arbitration.

1.         Scope of Agreement. Except as it otherwise provides, this Agreement applies to any past, present or future dispute arising out of or related to Employee’s application, employment and/or separation from employment with the Company and survives after the employment relationship ends. The Agreement applies to any covered dispute that the Company may have against Employee or that Employee may have against: (1) the Company; (2) its current and former officers, directors, principals, shareholders, owners, employees, or agents; (3) the Company’s benefit plans or the plan’s sponsors, fiduciaries, administrators, affiliates, or agents; and (4) all successors and assigns of any of them. All the individuals and entities listed in the preceding sentence may enforce this Agreement. Except as it otherwise provides, this Agreement is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law or before a forum other than arbitration. This Agreement requires all such disputes to be resolved only by an arbitrator through final and binding arbitration and not by way of court or jury trial. The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the validity, applicability, scope, enforceability, or alleged waiver of this Agreement including, but not limited to any claim that all or any part of this Agreement is void or voidable (“Delegation Provision”). But the preceding sentence does not apply to any claims under the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act, and it does not apply to the Class and Collective Action Waivers or California PAGA Individual Action Requirement, each as further described below. Notwithstanding any other clause or language in this Agreement and/or any rules or procedures that might otherwise apply because of this Agreement or any amendments and/or modifications to those rules, any disputes about the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act and/or any claim that all or any portion of the Class and Collective Action Waivers, or California PAGA Individual Action Requirement is unenforceable, inapplicable, unconscionable, or void or voidable, will be determined only by a court of competent jurisdiction and not by an arbitrator.

2.         Covered Claims. Except as otherwise provided herein, this Agreement applies, without limitation, to claims based upon or related to discrimination, harassment, retaliation, defamation (including post-employment defamation or retaliation), background checks, privacy, breach of a contract or covenant, fraud, negligence, breach of fiduciary duty, trade secrets, unfair competition, wages, minimum wage and overtime or other compensation or any monies claimed to be owed, meal breaks and rest periods, termination, tort claims, common law claims, equitable claims, and claims arising under the Defend Trade Secrets Act, Fair Credit Reporting Act, Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Pregnancy Discrimination Act, Pregnant Workers Fairness Act, Equal Pay Act, Family Medical Leave Act, Fair Labor Standards Act, Employee Retirement Income Security Act (except for claims for employee benefits under any benefit plan sponsored by the Company and covered by the Employee Retirement Income Security Act of 1974), Affordable Care Act, Genetic Information Non-Discrimination Act, Uniformed Services Employment and Reemployment Rights Act, Worker Adjustment and Retraining Notification Act, Older Workers Benefits Protection Act of 1990, Occupational Safety and Health Act, Consolidated Omnibus Budget Reconciliation Act of 1985, state and local statutes or regulations addressing the same or similar subject matters, and all other federal, state, or local legal claims arising out of or relating to Employee’s application for employment, employment, or termination of employment.

3.        Claims Not Covered by This Agreement. This Agreement does not apply to: (i) claims for workers compensation benefits, state disability insurance and unemployment insurance benefits; however, it applies to discrimination or retaliation claims based upon seeking such benefits; (ii) claims for employee benefits under any benefit plan sponsored by the Company and covered by the Employee Retirement Income Security Act of 1974 or

funded by insurance; (iii) disputes that an applicable federal statute expressly states cannot be arbitrated or subject to a pre-dispute arbitration; (iv) disputes that may not be subject to pre- dispute arbitration as provided by the Sarbanes-Oxley Act, 18 U.S.C. § 1514; and (v) disputes that may not be subject to a pre-dispute arbitration agreement under the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act (at the election of Employee). This Agreement also will not be construed to require the arbitration of any claims against a defense contractor that may not be the subject of a mandatory arbitration agreement as provided by any Department of Defense Appropriations Act and their implementing regulations. If any claim(s) not covered under this Agreement above are combined with claims that are covered under this Agreement, to the maximum extent permitted under applicable law, the covered claims will be arbitrated and remain covered under this Agreement.

Both Employee and the Company may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief (“Provisional Relief”) in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such relief or where the relief is sought in order to secure performance of an agreement designed to prevent irreparable harm. The court to which the application is made is authorized to grant Provisional Relief and is authorized to consider the merits of the arbitrable controversy for the limited purposes of evaluating the elements of probable success and possibility of irreparable injury to the extent required and applicable for the issuance of Provisional Relief under controlling law. However, all determinations of final relief will be decided in arbitration and pursuing temporary or preliminary injunctive relief will not constitute a waiver of the parties’ agreement to arbitrate by any party.

4.         Administrative Agency Claims. Nothing in this Agreement prevents Employee from making a report to or filing a claim or charge with a governmental agency, including without limitation, the Equal Employment Opportunity Commission, U.S. Department of Labor, Securities and Exchange Commission, National Labor Relations Board, Occupational Safety and Health Administration, Office of Federal Contract Compliance Programs, or law enforcement agencies, and nothing in this Agreement prevents the investigation by a government agency of any report, claim or charge otherwise covered by this Agreement. This Agreement also does not prevent federal administrative agencies from adjudicating claims and awarding remedies, even if the claims would otherwise be covered by this Agreement. Nothing in this Agreement prevents or excuses a party from exhausting administrative remedies by filing any charges or complaints required by any governmental agency before bringing a claim in arbitration. This Agreement also does not prevent or prohibit Employee from reporting, communicating about, or disclosing claims for discrimination, harassment, retaliation, or sexual abuse.

5.          Notice of Claim and Exhaustion of Internal Procedures. All claims in arbitration are subject to the same statutes of limitation that would apply in court. The party bringing the claim must demand arbitration in writing and deliver the written demand by hand, overnight delivery or first class mail to the other party within the applicable statute of limitations period. The demand for arbitration will include identification of the parties, a statement of the legal and factual basis of the claim(s), and a specification of the remedy sought. Any demand for arbitration made to the Company will be provided to the Company’s principal office located at 1501 Page Mill Road, Palo Alto, CA 94304, attention HP Inc. General Counsel. Notice to the Employee will be sent to the Employee’s last known home address as reflected in HP’s system of record. The arbitrator will resolve all disputes regarding the timeliness or propriety of the demand for arbitration. Nothing contained in this Agreement will be construed to prevent or excuse Employee or the Company from utilizing the Company’s or applicable benefit plan’s existing internal procedures for investigation and/or resolution of complaints, and this Agreement is not intended to be a substitute for the utilization of such procedures.

6.         Class and Collective Action Waivers. Employee and the Company agree to bring any dispute in arbitration on an individual basis only, and not on a mass, class and/or collective action basis. Accordingly, the Employee and Company agree as follows:

(a)        There will be no right or authority for any dispute to be brought, heard, or arbitrated as a class action and the Arbitrator will have no authority to hear or preside over any such claim (“Class Action Waiver”). The Class Action Waiver will be severable from this Agreement if there is a final judicial determination that the Class Action Waiver is invalid, unenforceable, unconscionable, void or voidable. In such instances, the class action must be litigated in a civil court of competent jurisdiction - not in arbitration - but any portion of the Class Action Waiver that is enforceable shall be enforced in arbitration.

(b)        There will be no right or authority for any dispute to be brought, heard, or arbitrated as a collective action and the Arbitrator will have no authority to hear or preside over any such claim (“Collective Action Waiver”). The Collective Action Waiver will be severable from this Agreement if there is a final judicial determination that Collective Action Waiver is invalid, unenforceable, unconscionable, void or voidable. In such instances, the collective action must be litigated in a civil court of competent jurisdiction - not in arbitration - but any portion of the Collective Action Waiver that is enforceable shall be enforced in arbitration.

Additionally, claims may not be joined or consolidated in arbitration with disputes brought by other individual(s), unless agreed to in writing by all parties. Employee also agrees he or she is not entitled to notice of any class or collective action, including without limitation notice by any plaintiffs’ counsel, court, or arbitrator. Additionally, Employee may not opt-in or consent to join any class or collective action.

7.       California Private Attorneys General Act (“PAGA”) Individual Action Requirement. Employee and the Company agree to arbitrate PAGA claims on an individual basis only. Therefore, any claim by Employee under PAGA to recover for unpaid wages, civil penalties, or other individual relief must be arbitrated under this Agreement. Employee and the Company also agree and stipulate that any non-individual PAGA claims shall be stayed in the trial court, pending a final determination and written decision by the Arbitrator in arbitration with respect to Employee’s status as an “aggrieved employee,” and Employee and the Company agree that the Arbitrator, and not the court, will make this determination. The Arbitrator is without authority to preside over any PAGA claim by Employee on behalf of any other person or joined by or consolidated with another person or entity’s PAGA claim. This PAGA Individual Action Requirement will be severable from this Agreement if there is a final judicial determination that it is invalid, unenforceable, unconscionable, void or voidable. In such instances, the PAGA action must be litigated in a civil court of competent jurisdiction - not in arbitration - but any portion of the PAGA Individual Action Requirement that is enforceable shall be enforced in arbitration.

8.         Cooling Off Period and Informal Settlement Conference. The parties mutually agree that after a party initiates the claim by making a written demand for arbitration to the other as set forth above, unless otherwise mutually agreed to in writing by both parties, there will be a thirty (30) day “Cooling Off Period”.  During the Cooling Off Period, the parties may attempt to resolve the claim. The parties may also mutually agree to extend the Cooling Off Period. During the Cooling Off Period, either party may request an informal meeting to discuss a potential informal resolution of the dispute, without the need to go forward in an arbitration (“Informal Settlement Conference”). If timely requested, the Informal Settlement Conference will take place at a mutually agreeable time by telephone or videoconference. Employee and a Company representative must both personally participate; any counsel representing Employee or the Company also may participate. The requirement of personal participation in an Informal Settlement Conference may be waived only if both Employee and the Company agree in writing. The intent of the Cooling Off Period and Informal Settlement Conference is to allow Employee and the Company a meaningful opportunity to resolve disputes internally. At the end of the Cooling Off Period or if an Informal Settlement Conference is timely requested, thirty (30) days after completion of the Informal Settlement Conference, and unless the parties have resolved the claim, the parties will commence the Arbitrator selection process pursuant to the Selection of the Arbitrator and Arbitration Rules Section below. If any aspect of the requirements in this Section has not been met, a court of competent jurisdiction may enjoin the filing or prosecution of an arbitration. In addition, unless prohibited by law, an arbitrator or JAMS (or  any sponsoring organization) may not accept, administer, assess, or demand fees in connection with an arbitration that has been initiated without compliance with the Cooling Off Period and, if requested by either party, the Informal Settlement Conference. If the arbitration is already pending, it shall be administratively closed. Nothing in this paragraph limits the right of a party to seek damages for non-compliance with the procedures in this Section.

9.          Selection of the Arbitrator and Arbitration Rules. The parties will select the neutral arbitrator by agreement, and the arbitrator will be subject to full disclosures. If the parties are not able to agree to an arbitrator and/or arbitration sponsoring organization, the arbitration will be held through JAMS, and except as provided in this Agreement, will be in accordance with the then current JAMS Employment Arbitration Rules (“JAMS Rules”); provided however, if there is a conflict between the JAMS Rules and this Agreement, this Agreement will govern. The JAMS Rules are available from the Company’s Office of the General Counsel or from JAMS (currently found at www.jamsadr.com/rules-employment). Unless the parties agree otherwise, the Arbitrator will be either an attorney who is experienced in employment law and licensed to practice law in the state in which the arbitration is convened, or a retired judge from any jurisdiction (the “Arbitrator”), and the arbitration will take place in or near the city in which Employee is currently or was last employed by the Company, as reflected in the Company’s HRIS system.

If JAMS administers the arbitration, the Arbitrator will be selected as follows: JAMS will give each party a list of eleven (11) arbitrators (subject to the qualifications listed above) drawn from its panel of arbitrators. Each party will have ten (10) calendar days to strike all names on the list it deems unacceptable. If only one common name remains on the lists of all parties, that individual will be designated as the Arbitrator. If more than one common name remains on the lists of all parties, JAMS will convene a telephone conference, and the parties will strike names alternately from the list of common names until only one remains, with the party to strike first to be determined by a coin toss. If no common name remains on the lists of all parties, JAMS will furnish a new list of eleven (11) arbitrators from which the parties will strike alternately on a telephone conference convened by JAMS, with the party striking first to be determined by a coin toss, until only one name remains. That person will be designated as the Arbitrator. If the individual selected cannot serve, JAMS will repeat the alternate striking selection process. If JAMS will not administer the arbitration, either party may apply to a court of competent jurisdiction with authority over the location where the arbitration will be conducted to appoint a neutral arbitrator who shall act under this Agreement with the same force and effect as if such arbitrator had been specifically named herein. Any party to this Agreement may be represented by an attorney selected by the party.

10.       Pre-Arbitration Procedures. The Arbitrator will have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or videoconference, as the Arbitrator deems necessary. Either party may file a motion to dismiss and/or a motion for summary judgment and the Arbitrator will apply the standards governing such motions under the Federal Rules of Civil Procedure. A party may make an offer of judgment in a manner consistent with, and within the time limitations, consequences, and effects provided in Rule 68 of the Federal Rules of Civil Procedure.

11.       Substantive Law, Location, and Arbitration Proceeding. The parties will arbitrate their dispute before the Arbitrator, who will confer with the parties regarding the conduct of the hearing and resolve any disputes the parties may have in that regard. The arbitration will occur in or near the city in which Employee is currently or was last employed by the Company, as reflected in the Company’s HRIS system. The Arbitrator will apply the substantive law including, but not limited to, applicable statutes of limitations, of the state of the Employee’s work location, as reflected in the Company’s HRIS system, at the time the dispute arises, or federal law, or both, as applicable to the claims asserted. The Arbitrator is without jurisdiction to apply any different substantive law. In arbitration, the parties will have the right to conduct civil discovery and present witnesses and evidence as needed to present their cases and defenses. Each party may depose two (2) individual fact witnesses and any expert witness designated by another party. Each party also may propound ten (10) requests for production of documents and ten (10) interrogatory requests to the other party. Each party may subpoena witnesses and documents for discovery or the arbitration hearing, in accordance with any applicable state or federal law. The parties may agree to additional discovery, and the Arbitrator will have exclusive authority to entertain requests for additional discovery, and to grant or deny such requests. The Federal Rules of Evidence will apply.

12.        Arbitrator’s Award. The Arbitrator may award any party any remedy to which that party is entitled under applicable law, but such remedies will be limited to those that would be available to a party in his or her individual capacity in a court of law, and no remedies that otherwise would be available to an individual in a court of law will be forfeited because of this Agreement. The Arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. A court of competent jurisdiction will have the authority to enter a judgment upon the award made in the arbitration.

13.        Arbitration Fees. The Company will pay the Arbitrator’s and arbitration fees and costs as required by the arbitrator, or JAMS, if applicable, and applicable law, except for the filing fee required by the arbitrator or JAMS, if applicable. If Employee is financially unable to pay the filing fee, Employee will be relieved of the obligation to pay the filing fee, and any disputes in this regard will be decided by the Arbitrator. Each party will pay for its own costs and attorneys’ fees, if any, but if any party prevails on a claim which affords the prevailing party attorneys’ fees, the Arbitrator may award reasonable fees to the prevailing party as provided by law. The Arbitrator will resolve any disputes regarding costs/fees associated with arbitration.

14.        Successors and Assigns. This Agreement will inure to the benefit of the parties’ heirs, successors and assigns. Employee agrees this Agreement may be assigned by the Company to a successor or assign without the need for further authorization or agreement from Employee.

15.      Entire Agreement. This Agreement is the full and complete agreement relating to the formal resolution of employment- related disputes. Subject to what is stated above regarding the Class Action Waiver and Collective Action Waiver, if any portion of this Agreement is deemed unenforceable, the unenforceable provision will be severed from the Agreement and the remainder of this Agreement will be enforceable. Any contractual disclaimers the Company has in any handbooks, other agreements, or policies do not apply to this Agreement. If the FAA does not apply to a particular dispute or to one or both parties, the parties agree the Delaware Uniform Arbitration Act (“DUAA”) will apply. If neither the FAA nor DUAA apply, the arbitration law of the jurisdiction where the arbitration will take place will apply. Absent some later amendment agreed to in writing by the parties that expressly states an intent to restrict the Delegation Provision herein as to future agreements between the parties, the Delegation Provision above shall also apply to any future agreements between the parties, including questions concerning whether a dispute should be routed to arbitration. This Agreement will survive the termination of Employee’s employment and the expiration of any benefit, and it will apply upon re-employment by the Company if Employee’s employment is ended but later renewed. Notwithstanding any contrary language, if any, in any Employee Handbook and addendums or any other Company policy or practice, this Agreement may not be modified or terminated absent a writing signed (electronically or otherwise) by both parties.

16.     At-Will Employment. This Agreement does not in any way alter the “at-will” status of Employee’s employment; Employee understands and agrees his/her employment with HP is for an indefinite term and is terminable, with or without cause, at any time by either Employee or HP.

BY SIGNING BELOW, THE EMPLOYEE ACKNOWLEDGES THAT HE OR SHE HAS CAREFULLY READ THIS AGREEMENT AND AGREES TO IT. THE EMPLOYEE AGREES THAT BY SIGNING THIS AGREEMENT, THE COMPANY AND EMPLOYEE ARE GIVING UP THEIR RIGHTS TO A JURY TRIAL AND AGREEING TO ARBITRATE COVERED CLAIMS ON AN INDIVIDUAL BASIS.

AGREED:

Signature: /s/ Emma N. Walmsley

Date: November 3, 2026

On behalf of HP Inc.

/s/ Charles V. Bergh
Charles V. Bergh
HP Board of Directors, Chair

Date: November 3, 2026